Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Pzena Investment Management, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$166,885,614(1)	.0000927	$15,470(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$166,885,614

Total Fees Due for Filing			$15,470

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$15,470

(1)

As of August 18, 2022, the maximum number of shares of Class A common stock, par value $0.01 per share, of Pzena Investment Management, Inc. (the “Company”) to which this transaction applies is estimated to be 17,534,957, which was calculated based on the sum of (a) 16,696,696 shares of Company Class A common stock (including restricted shares of Company Class A common stock held by non-employee directors) entitled to receive the per share merger consideration of $9.60; (b) 189,539 shares of Company Class A common stock underlying outstanding in-the-money Company stock options entitled to receive $1.95 (which is the difference between the per share merger consideration of $9.60 and the weighted average exercise price of the in-the-money Company stock options of $7.65); and (c) 648,722 shares of Company Class A common stock underlying outstanding deferred stock units corresponding to a share of PZN Class A common stock entitled to receive the per share merger consideration of $9.60.

(2)

Estimated solely for the purposes of calculating the filing fee, as of August 18, 2022, the underlying value of the transaction was calculated based on the sum of (a) the product of 16,696,696 shares of Company Class A common stock and the per share merger consideration of $9.60; (b) the product of 189,539 shares of Company Class A common stock underlying in-the-money Company stock options and $1.95 (which is the difference between the per share merger consideration of $9.60 and the weighted average exercise price of the in-the-money Company stock options of $7.65); and (c) the product of 648,722 shares of Company Class A common stock underlying outstanding deferred stock units corresponding to a share of Company Class A common stock and the per share merger consideration of $9.60. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0000927.